EXHIBIT 12.4

WEST TEXAS UTILITIES COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2000
(Thousands Except Ratio)
(Unaudited)



Operating Income                                $46,769

Adjustments:
   Income taxes                                   3,808
   Provision for deferred income taxes            7,226
   Deferred investment tax credits               (1,272)
   Other income and deductions                   (1,697)
   Allowance for borrowed and equity funds
        used during construction                  1,395

          Earnings                               56,229


Fixed Charges:
   Interest on long-term debt                    18,852
   Interest on short-term debt and other          5,636

          Fixed Charges                          24,488


Ratio of Earnings to Fixed Charges                 2.30